2021

SUPPLEMENTAL FINANCIAL DATA

Q1

PAC

Preferred Apartment Communities

Preferred Apartment Communities, Inc. Reports Results for First Quarter 2021

Atlanta, GA, May 10, 2021
    Preferred Apartment Communities, Inc. (NYSE: APTS) ("we," "our," the "Company," "Preferred Apartment Communities" or "PAC") today reported results for the quarter ended March 31, 2021. Unless otherwise indicated, all per share results are reported based on the basic weighted average shares of Common Stock and Class A Units ("Class A Units") of the Preferred Apartment Communities Operating Partnership (our "Operating Partnership") outstanding. See Definitions of Non-GAAP Measures on page S-17.

“We are very pleased to report another quarter of sound operational performance from our Sunbelt-focused portfolio of assets. We are seeing solid growth and positive trajectory in our top line revenues in our core multifamily business, which is supported by broad positive economic and migration trends. These operational successes have allowed us to continue to advance our strategic goals of simplifying our business platform to focus on our Class A suburban Sunbelt multifamily business, complimented by our 100% grocery anchored retail investments, and to continue realigning our balance sheet by reducing our preferred shares outstanding. Subsequent to quarter end, we signed an agreement for the sale of a substantial majority of our office portfolio, and upon closing, anticipated to be in the third quarter, we look forward to utilizing the net proceeds to redeem additional Series A preferred shares while also continuing to leverage our deep Sunbelt relationships to grow our investment in our core multifamily business. We expect these efforts to result in meaningful long-term stockholder value creation,” stated Joel Murphy, Preferred Apartment Communities’ President and Chief Executive Officer.

    Our operating results are presented below.

	Three months ended March 31,
	2021	2020	% change

Revenues (in thousands)	$115,700	$130,882	(11.6)%

Per share data:
Net income (loss) (1)	$(0.73)	$(4.44)	—
FFO (2)	$0.16	$(3.42)	—
Core FFO (2)	$0.25	$0.29	(13.8)%
AFFO (2)	$0.18	$0.47	(61.7)%
Dividends (3)	$0.175	$0.2625	(33.3)%

(1) Per weighted average share of Common Stock outstanding for the periods indicated.
(2) FFO, Core FFO and AFFO results are presented per basic weighted average share of Common Stock and Class A Unit in our Operating Partnership outstanding for the periods indicated. See Reconciliations of FFO Attributable to Common Stockholders and Unitholders, Core FFO and AFFO to Net Income (Loss) Attributable to Common Stockholders beginning on page S-3 and Definitions of Non-GAAP Measures beginning on page S-17.
(3) Per share of Common Stock and Class A Unit outstanding.

Financial

•Our total revenues for the quarter ended March 31, 2021 decreased 11.6% to approximately $115.7 million from the quarter ended March 31, 2020, primarily due to the sale on November 3, 2020 of our eight student housing properties, as well as from lower interest revenue from our portfolio of real estate loan investments. The student housing properties contributed approximately $12.4 million, or 9.5% of our total revenues and interest revenue from our real estate loan investments contributed approximately $15.0 million, or 11.5% of our total revenues for the quarter ended March 31, 2020.

•Our net loss per share was $(0.73) and $(4.44) for the three-month periods ended March 31, 2021 and 2020, respectively. Funds From Operations, or FFO, was $0.16 and $(3.42) per weighted average share of Common Stock and Class A Unit outstanding for the three months ended March 31, 2021 and 2020, respectively. The increase in FFO per share was driven by:

*a reduction in charges related to the closing of the Internalization Transaction (as defined on page S-4) in the first quarter 2020 of $3.79 per share;
*cost savings from Internalization of $0.02 per share;
FIRST QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | 1

*a lower allowance for current expected credit losses of $0.10 per share;
*lower preferred stock dividends of $0.06 per share;
*lower FFO from the sale of our student housing properties in the fourth quarter 2020 of ($0.07) per share;
*lower amortization of purchase option termination fees of ($0.06) per share;
*lower interest revenue from our smaller real estate loan portfolio of ($0.06) per share;
*lower revenues from earnest money forfeitures of ($0.06) per share; and
*deemed dividends from the call of preferred stock of ($0.03) per share.

•Our Core FFO per share (B) decreased to $0.25 for the first quarter 2021 from $0.29 for the first quarter 2020, primarily due to:
*a lower allowance for current expected credit losses of $0.10 per share;
*lower preferred stock dividends of $0.06 per share;
*cost savings from Internalization of $0.02 per share;
*lower FFO from the sale of our student housing properties in the fourth quarter 2020 of ($0.07) per share;
*lower interest revenue from our smaller real estate loan portfolio of ($0.06) per share;
*lower amortization of purchase option termination fees of ($0.06) per share; and
*higher equity compensation expense and absence of gain on land condemnation of ($0.02) per share.

•Our AFFO per share decreased to $0.18 for the first quarter 2021 from $0.47 for the first quarter 2020, primarily due to the aforementioned decline in FFO from the sale of our student housing properties in the fourth quarter 2020, net of savings from preferred dividends and expenses related to the call of the preferred, as well as the following:

*a decrease in accrued interest collected of ($0.12) per share;
*lower revenues from earnest money forfeitures of ($0.06) per share;
*lower interest revenue from our smaller real estate loan portfolio of ($0.04) per share; and
*higher recurring capital expenditures of ($0.04) per share.

•Our Core FFO payout ratio to Common Stockholders and Unitholders was approximately 71.8% and our Core FFO payout ratio to our preferred stockholders was approximately 72.8% for the first quarter 2021. (A)

•Our AFFO payout ratio to Common Stockholders and Unitholders was approximately 101.6% and our AFFO payout ratio to our preferred stockholders was approximately 79.1% for the first quarter 2021.

•As of March 31, 2021, our total assets were approximately $4.2 billion, a decrease from our total assets of approximately $4.8 billion at March 31, 2020, that primarily resulted from the sale of our student housing portfolio during the fourth quarter 2020 for approximately $478.7 million.

(A) We calculate the Core FFO and AFFO payout ratios to Common Stockholders as the ratio of Common Stock dividends and distributions to Core FFO and AFFO. We calculate the Core FFO and AFFO payout ratios to preferred stockholders as the ratio of Preferred Stock dividends to the sum of Preferred Stock dividends and Core FFO and AFFO. Since our operations resulted in a net loss from continuing operations for the periods presented, a payout ratio based on net loss is not calculable. See Definitions of Non-GAAP Measures on page S-17.
(B) Our Core FFO result for the three-month period ended March 31, 2020 has been amended to reflect the movement of the adjustment for expense for current expected credit losses from an adjustment for Core FFO to an adjustment for AFFO.

Operational

•Our multifamily communities' same-store rental and other property revenues increased 0.9% for the quarter ended March 31, 2021 versus 2020. Our multifamily communities' same-store net operating income decreased 1.1% for the quarter ended March 31, 2021 versus 2020, driven by a collective increase of 7% in real estate taxes and insurance costs. Our same-store multifamily communities include all our multifamily communities except Artisan at Viera, The Menlo, The Blake, Parkside at the Beach, and Horizon at Wiregrass, all of which were acquired in the last 20 months.
•As of March 31, 2021, the average age of our multifamily communities was approximately 6.5 years, which is the youngest in the public multifamily REIT industry.

•As of March 31, 2021, all of our owned multifamily communities had achieved stabilization except for one fourth quarter 2020 acquisition. We define stabilization as reaching 93% for all three consecutive months within a single quarter.

FIRST QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | 2

•The average physical occupancy for the three-month period ended March 31, 2021 increased to 95.8% from 95.6% and 95.7% for the three-month periods ended March 31, 2020 and December 31, 2020, respectively.

•Our average recurring rental revenue collections before and after any effect of rent deferrals for the first quarter 2021 were approximately 99.1% and 99.2% for multifamily communities, 98.4% and 98.4% for grocery-anchored retail properties and 99.8% and 99.9% for office properties, respectively. Rent deferments provided to our residents and tenants are limited and are primarily related to a change of timing of rent payments with no significant changes to total payments or term.

•We granted an additional $28,000 of deferred rent during the first quarter 2021, raising the total deferred rent granted to approximately $1.9 million, or approximately 2.0% cumulatively over the last four quarters. Including this deferred rent, our average recurring rental revenue collections were 98.4%, 98.4%, 97.8% and 96.9% for first quarter 2021, fourth quarter 2020, third quarter 2020 and second quarter 2020, respectively. In addition to the deferrals, we granted approximately $676,000 of Covid-related rental abatements to retail tenants only, or approximately 0.7% of our retail portfolio's recurring rental revenues cumulatively over the last four quarters. These rental abatements were generally accompanied by an increase in the tenant’s lease term or the lease terms were amended to be more favorable to us. We reserved $99,000, or 0.4% of total retail revenue (inclusive of straight-line rent adjustments) in the first quarter 2021, that is 0.1% of our consolidated rental and other property revenues. Our retail portfolio's total rent reserves over the last four quarters were approximately $2.3 million, or approximately 2.4% of our retail portfolio's recurring rental revenues cumulatively over the same period.

Financing and Capital Markets

•As of March 31, 2021, approximately 97.4% of our permanent property-level mortgage debt has fixed interest rates and approximately 0.8% has variable interest rates which are capped. We believe we are well protected against potential increases in market interest rates. Our overall weighted average interest rate for our mortgage debt portfolio was 3.5% for multifamily communities, 4.1% for office properties, 3.9% for grocery-anchored retail properties and 3.8% in the aggregate.

•At March 31, 2021, our leverage, as measured by the ratio of our debt to the undepreciated book value of our total assets, was approximately 55.9%.

•At March 31, 2021, we had $160.0 million available to be drawn on our revolving line of credit and approximately $32.3 million of cash.

•During the first quarter 2021, we issued and sold an aggregate of 37,898 shares of Preferred Stock and redeemed an aggregate of 44,220 shares of Preferred Stock, resulting in a net redemption of 6,322 shares of Preferred Stock, for a net redemption cost of $9.5 million.
Significant Transactions

•During the first quarter 2021, we received the full principal amounts totaling approximately $17.9 million from the repayment of two real estate loan investments, plus a purchase option termination fee of approximately $1.5 million and $4.3 million of accrued interest from these loan payoffs. These transactions collectively returned approximately $23.7 million of capital to us for investment, preferred redemptions, or other corporate purposes during the first quarter.

•During the first quarter 2021, we originated one real estate investment loan with a total commitment of $16.8 million, in support of a 320-unit multifamily community in Orlando, Florida. We also originated a land acquisition bridge loan of approximately $7.7 million in support of a proposed multifamily community to be located in suburban Atlanta, Georgia.

Subsequent to Quarter End

•On April 16, 2021, we entered into a series of transactions with Highwoods Properties in order to dispose of seven of our office properties and one office real estate loan investment for an aggregate purchase price of $717.5 million, including the assumption of debt.

•On May 4, 2021, we amended our revolving line of credit agreement to extend the maturity date to May 4, 2024 and, among other things, modified certain covenants, reduced certain rates and fees and prepared for LIBOR transitioning.

FIRST QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | 3

•On May 6, 2021, our board of directors declared a quarterly dividend on our Common Stock of $0.175 per share, payable on July 15, 2021 to stockholders of record on June 15, 2021.

2021 Guidance:

    Net income (loss) per share - We are continuing to add properties and real estate loan investments to our real estate portfolio and the specific timing of the closing of acquisitions is difficult to predict. Acquisition activity by its nature can cause material variation in our reported depreciation and amortization expense and interest income. Since net income (loss) per share is calculated net of depreciation and amortization expense, our net income (loss) results can fluctuate, possibly significantly, depending upon the timing of the closing of acquisitions. For this reason, we are unable to reasonably forecast this measure or provide a reconciliation of our projected FFO per share to this measure.
    Core FFO - Our initial guidance for 2021 did not contemplate a transaction like the office portfolio sale we have previously announced. A transaction of this magnitude will have a material effect on earnings and the impact will be felt throughout our financials. In an effort to clarify some of these impacts, we offer the following revised guidance. We expect Core FFO per weighted average share of Common Stock and Class A Unit to be in the range of $0.73 to $0.83 for the full year.

Underpinning this guidance are the following assumptions:

• Multifamily Same-Store NOI growth of 2.0% to 3.0%, an increase in the lower end of the range from initial guidance
• New real estate loan investment originations of $50-$100 million
• Closing date of the office transaction of August 1, 2021
• Multifamily acquisition volume of between $300 million and $400 million

This guidance also includes the impact of purchase option terminations revenues and the reversal of expected credit loss reserves related to increased loan payoffs, which should materially offset the dilution of the office portfolio sale in the short term. These one time items represent a declining number of purchase option termination revenue opportunities. We do not believe that the level of purchase option termination revenue will be replicable going forward. We believe the dilution from the office transaction will be more fully felt in 2022.

AFFO, Core FFO and FFO are calculated after deductions for all preferred stock dividends. Reconciliations of net income (loss) attributable to common stockholders to FFO, Core FFO and AFFO for the three-months ended March 31, 2021 and 2020 appear beginning on page S-3 of the attached report, as well as on our website using the following link:

    https://investors.pacapts.com/q1-2021-quarterly-supplemental-financial-data

FIRST QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | 4

Real Estate Assets

    At March 31, 2021, our portfolio of owned real estate assets and potential additions from purchase options we held from our real estate loan investments consisted of:

	Owned as of March 31, 2021 (1)	Potential additions from real estate loan investment portfolio (2) (3)	Potential total
Residential properties:
Properties	37	13	50
Units	11,143	3,782	14,925
Grocery-anchored shopping centers:
Properties	54	—	54
Gross leasable area (square feet)	6,208,278	—	6,208,278
Office buildings: (4)
Properties	9	1	10
Rentable square feet	3,169,000	195,000	3,364,000
Development properties	2	—	2
Rentable square feet	35,000	—	35,000

(1) One multifamily community, two grocery-anchored shopping centers and two office buildings are owned through consolidated joint ventures. One grocery-anchored shopping center is an investment in an unconsolidated joint venture.

(2) We evaluate each project individually and we make no assurance that we will acquire any of the underlying properties from our real estate loan investment portfolio.

(3) The Company has terminated various purchase option agreements in exchange for termination fees. These properties are excluded from the potential additions from our real estate loan investment portfolio.

(4) Seven of our office properties and the real estate loan investment supporting the 8West office building are under contract to be sold to Highwoods Properties, an unrelated party, pursuant to purchase and sale agreements as of April 16, 2021.

The following chart details monthly cash collections of rental revenues before and after the effect of rent deferrals across all our operating business lines as of May 6, 2021:

	Cash Collections of Recurring Rental Revenues (1)
	2020				2021
Unadjusted for rent deferrals:	First quarter	Second quarter	Third quarter	Fourth quarter	January	February	March

Multifamily	99.9%	98.8%	99.0%	99.1%	99.1%	99.2%	99.2%
Office	99.9%	98.1%	99.7%	99.7%	99.9%	99.9%	99.6%
Grocery-anchored retail (2)	99.6%	91.9%	96.1%	97.6%	98.4%	98.2%	98.5%

	Cash Collections of Recurring Rental Revenues (1)
	2020				2021
Adjusted for rent deferrals:	First quarter	Second quarter	Third quarter	Fourth quarter	January	February	March

Multifamily	99.9%	99.4%	99.0%	99.1%	99.1%	99.2%	99.2%
Office	99.9%	99.9%	100.0%	99.7%	99.9%	99.9%	99.9%
Grocery-anchored retail (2)	99.6%	96.9%	97.8%	98.4%	98.5%	98.2%	98.5%

(1) Percent of revenue billed includes recurring charges for base rent, operating expense escalations, pet, garage, parking and storage rent, as well as receivables from U.S. Government tenants, from which collection is reasonably assured.
(2) Includes an investment in an unconsolidated joint venture that is not prorated for our ownership percentage.

FIRST QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | 5

The following chart details monthly occupancy and percent leased rates across all our operating business lines:

	Monthly Occupancy and Percentages Leased
	2020				2021
	First quarter	Second quarter	Third quarter	Fourth quarter	January	February	March

Occupancy:
Multifamily (stabilized) (1)	95.5%	94.7%	95.6%	95.6%	95.4%	95.6%	96.3%
Percent leased: (2)
Office	96.7%	96.2%	95.5%	94.7%	94.9%	94.7%	91.0%
Grocery-anchored retail (3)	92.6%	92.7%	92.5%	91.0%	90.8%	90.8%	90.8%

(1) For quarterly periods, calculated as the average of the number of occupied units on the 20th day of each of the trailing three months from the period end date.
(2) Percent of total area leased as of the period end date.
(3) Includes an investment in an unconsolidated joint venture that is not prorated for our ownership percentage.

Same-Store Financial Data

    The following charts present same-store operating results for the Company’s multifamily communities. We define our population of same-store multifamily communities as those that have achieved occupancy at or above 93% for all three consecutive months within a single quarter ("stabilized") before the beginning of the prior year and that have been owned for at least 15 full months as of the end of the first quarter of the current year, enabling comparisons of the current year quarterly and annual reporting periods to the prior year comparative periods. The Company excludes the operating results of properties for which construction of adjacent phases has commenced and properties which are undergoing significant capital projects, have sustained significant casualty losses, or are being marketed for sale as of the end of the reporting period.

For the periods presented, same-store operating results consist of the operating results of the multifamily communities listed on page S-12, comprising an aggregate 9,591 units, or 86.1% of our multifamily units.

Same-store net operating income is a non-GAAP measure that is most directly comparable to net income (loss), as shown in the reconciliation below. See Definitions of Non-GAAP Measures on page S-17.
FIRST QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | 6

Reconciliation of Net Income (Loss) to Multifamily Communities' Same-Store Net Operating Income ("NOI")

	Three months ended:
(in thousands)	3/31/2021	3/31/2020

Net income (loss)	$(2,709)	$(179,523)
Add:
Equity stock compensation	574	230
Depreciation and amortization	45,827	49,509
Interest expense	26,991	29,593
Management fees	—	3,099
Corporate G&A and other	7,539	5,948
(Income) loss from unconsolidated joint venture	194	—
Management Internalization	245	178,793
Allowance for expected credit losses	522	5,133
Waived asset management and general and administrative expense fees	—	(1,136)
Less:
Interest revenue on notes receivable	10,512	13,439
Interest revenue on related party notes receivable	405	2,537
Miscellaneous revenues	324	3,040
Gains on sales of real estate and land condemnation, net	798	479

Property net operating income	67,144	72,151
Less:
Non same-store property revenues	(61,825)	(69,601)
Add:
Non same-store property operating expenses	19,228	22,266

Same-store net operating income, multifamily communities and
grocery-anchored shopping centers combined	$24,547	$24,816

Multifamily Communities' Same-Store NOI

	Three months ended:
(in thousands)	3/31/2021	3/31/2020	$ change	% change
Revenues:
Rental and other property revenues	$42,634	$42,252	$382	0.9%

Operating expenses:
Property operating and maintenance	7,092	7,095	(3)	—%
Payroll	3,264	3,118	146	4.7%
Real estate taxes and insurance	7,731	7,223	508	7.0%
Total operating expenses	18,087	17,436	651	3.7%

Same-store net operating income	$24,547	$24,816	$(269)	(1.1)%

Same-store average physical occupancy	95.8%	95.6%

Corporate level expenses related to the management and operations of the multifamily portfolio are allocated on a per unit basis to property NOI and are included in Multifamily Same-Store NOI.

FIRST QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | 7

Dividends

Quarterly Dividends on Common Stock and Class A OP Units

    On February 24, 2021, our board of directors declared a quarterly dividend on our Common Stock of $0.175 per share, which was paid on April 15, 2021 to stockholders of record on March 15, 2021. In conjunction with the Common Stock dividend, our operating partnership declared a distribution on its Class A Units of $0.175 per unit for the first quarter 2021, which was paid on April 15, 2021 to all Class A Unit holders of record on March 15, 2021.

Monthly Dividends on Preferred Stock

    We declared monthly dividends of $5.00 per share on our Series A Redeemable Preferred Stock, which totaled approximately $29.4 million for the first quarter 2021 and represents a 6% annual yield. We declared monthly dividends of $5.00 per share on our Series A1 Redeemable Preferred Stock, which totaled approximately $2.6 million for the first quarter 2021 and also represents a 6% annual yield. We declared dividends totaling approximately $1.5 million on our Series M Redeemable Preferred Stock, or mShares, for the first quarter 2021. The mShares have a dividend rate that escalates from 5.75% in year one of issuance to 7.50% in year eight and thereafter. We declared dividends totaling approximately $343,000 on our Series M1 Redeemable Preferred Stock for the first quarter 2021. The Series M1 Redeemable Preferred Stock has a dividend rate that escalates from 6.1% in year one of issuance to 7.1% in year ten and thereafter.

Conference Call and Supplemental Data

    We will hold our quarterly conference call on Tuesday, May 11, 2021 at 11:00 a.m. Eastern Time to discuss our first quarter 2021 results. To participate in the conference call, please dial in to the following:

Live Conference Call Details
Dial-in Number: 1-877-883-0383
International Dial-in Number: 1-412-902-6506
Company: Preferred Apartment Communities, Inc.
Date: Tuesday, May 11, 2021
Time: 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time)
Passcode: 5239504

    The live broadcast of PAC's first quarter 2021 conference call will be available online on a listen-only basis at the company's website, www.pacapts.com, under "Investors" and then click on the "News and Events" heading.

A replay of the call will be archived on PAC's' website under Investors/News and Events/Events.

Forward-Looking Statements

    “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Estimates of future earnings, guidance, goals and performance are, by definition, and certain other statements in this Earnings Release and Supplemental Financial Data Report may constitute, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, achievements or transactions to be materially different from the results, guidance, goals, performance, achievements or transactions expressed or implied by the forward-looking statements. These statements may be identified by the use of forward-looking terminology such as "may," "trend," "will," "expects," "plans," "estimates," "anticipates," "projects," "intends," "believes," "strategy," "goals," "objectives," "outlook" and similar expressions. These risks, uncertainties and contingencies include, but are not limited to, (a) the impact of the COVID-19 pandemic and related federal, state and local government actions on PAC’s business operations and the economic conditions in the markets in which PAC operates; (b) PAC’s ability to mitigate the impacts arising from COVID-19; (c) the closing of the sale of seven of our office properties and one real estate loan investment and (d) those disclosed in PAC's filings with the SEC. Factors that impact such forward-looking statements include, among others, our business and investment strategy; legislative or regulatory actions; the state of the U.S. economy generally or in specific geographic areas; economic trends and economic recoveries; changes in operating costs, including real estate taxes, utilities and insurance costs; our ability to obtain and maintain debt or equity financing; financing and advance rates for our target assets; our leverage level; changes in the values of our assets; the occurrence of natural or man-made
FIRST QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | 8

disasters; availability of attractive investment opportunities in our target markets; our ability to maintain our qualification as a real estate investment trust, or REIT, for U.S. federal income tax purposes; availability of quality personnel; our understanding of our competition and market trends in our industry; and interest rates, real estate values, the debt securities markets and the general economy.

    Except as otherwise required by the federal securities laws, we assume no liability to update the information in this Earnings Release and Supplemental Financial Data Report.

    We refer you to the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2020 that was filed with the SEC on March 1, 2021, which discuss various factors that could adversely affect our financial results. Such risk factors and information may be updated or supplemented by our Form 10-K, Form 10-Q and Form 8-K filings and other documents filed from time to time with the SEC.

COVID-19

Our percentages of rent collected remained stabilized at or near pre-pandemic levels during the first quarter 2021. While the impacts of COVID-19 are continuing, the effects on our operations have been manageable and we believe this condition will persist, barring a dramatic change in the trajectory of the pandemic.

Additional Information

    The SEC has declared effective the registration statement filed by the Company for each of our public offerings. Before you invest, you should read the final prospectus, and any prospectus supplements forming a part of the registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the offering. In particular, you should carefully read the risk factors described in the final prospectus and in any related prospectus supplement and in the documents incorporated by reference in the final prospectus and any related prospectus supplement. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company or its dealer manager, Preferred Capital Securities, LLC, will arrange to send you a prospectus with respect to the Series A1/M1 Offering upon request by contacting John A. Isakson at (770) 818-4109, 3284 Northside Parkway NW, Suite 150, Atlanta, Georgia 30327.

The final prospectus for the Series A1/M1 Offering, dated October 22, 2019, can be accessed through the following link:

    https://www.sec.gov/Archives/edgar/data/1481832/000148183219000097/a424b5-2019seriesamshares.htm

For further information:

John A. Isakson                         Paul Cullen
Chief Financial Officer                     Executive Vice President-Investor Relations
jisakson@pacapts.com                    Chief Marketing Officer
770-818-4109                        investorrelations@pacapts.com
770-818-4144

FIRST QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | 9

Table of Contents

Consolidated Statements of Operations	S-2
Reconciliations of FFO Attributable to Common Stockholders and Unitholders, Core FFO and AFFO to Net Income (Loss) Attributable to Common Stockholders	S-3
Notes to Reconciliation of FFO Attributable to Common Stockholders and Unitholders, Core FFO and AFFO to Net Income (Loss) Attributable to Common Stockholders	S-4
Consolidated Balance Sheets	S-6
Consolidated Statements of Cash Flows	S-7
Real Estate Loan Investment Portfolio	S-9
Mortgage Indebtedness	S-11
Multifamily Communities	S-12
Capital Expenditures	S-13
Grocery-Anchored Shopping Center Portfolio	S-14
Office Building Portfolio	S-16
Definitions of Non-GAAP Measures	S-17

FIRST QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 1

Preferred Apartment Communities, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended March 31,
(In thousands, except per-share figures)	2021	2020
Revenues:
Rental and other property revenues	$104,459	$111,866
Interest income on loans and notes receivable	10,512	13,439
Interest income from related parties	405	2,537
Miscellaneous revenues	324	3,040

Total revenues	115,700	130,882

Operating expenses:
Property operating and maintenance	15,249	16,846
Property salary and benefits	4,821	5,191
Property management costs	1,105	2,003
Real estate taxes and insurance	16,140	15,675
General and administrative	7,539	5,948
Equity compensation to directors and executives	574	230
Depreciation and amortization	45,827	49,509
Asset management and general and administrative expense
fees to related party	—	3,099
Allowance for expected credit losses	522	5,133
Management Internalization expense	245	178,793

Total operating expenses	92,022	282,427
Waived asset management and general and administrative
expense fees	—	(1,136)

Net operating expenses	92,022	281,291
Operating income (loss) before loss from unconsolidated joint venture
and gain on sale of real estate	23,678	(150,409)
Loss from unconsolidated joint venture	(194)	—
Gain on sale of real estate, net	798	—
Operating income (loss)	24,282	(150,409)
Interest expense	26,991	29,593
Gain on land condemnation	—	479

Net loss	(2,709)	(179,523)
Net loss attributable to non-controlling interests	62	3,141

Net loss attributable to the Company	(2,647)	(176,382)

Dividends declared to preferred stockholders	(33,820)	(33,068)
Earnings attributable to unvested restricted stock	(142)	(2)

Net loss attributable to common stockholders	$(36,609)	$(209,452)

Net loss per share of Common Stock available to
common stockholders, basic and diluted	$(0.73)	$(4.44)

Weighted average number of shares of Common Stock outstanding,
basic and diluted	50,033	47,129

FIRST QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 2

Reconciliation of FFO Attributable to Common Stockholders and Unitholders, Core FFO and AFFO
to Net (Loss) Income Attributable to Common Stockholders (A)
		Three months ended March 31,
(In thousands, except per-share figures)		2021	2020

Net loss attributable to common stockholders (See note 1)		$(36,609)	$(209,452)

Add:	Depreciation of real estate assets	36,832	39,775
	Amortization of acquired intangible assets and deferred leasing costs	8,710	8,982
	Gain on sale of real estate	(798)	—
	Net loss attributable to Class A Unitholders (See note 2)	(33)	(3,094)
FFO attributable to common stockholders and unitholders		8,102	(163,789)

	Acquisition and pursuit costs	4	246
	Loan cost amortization on acquisition term notes and loan coordination fees (See note 3)	424	678
	Internalization costs (See note 4)	245	178,793
	Deemed dividends for redemptions of and non-cash dividends on preferred stock	3,827	544
	Expenses related to the COVID-19 global pandemic (See note 5)	54	29
	Earnest money forfeited by prospective asset purchaser	—	(2,750)
Core FFO attributable to common stockholders and unitholders (A)		12,656	13,751

Add:	Non-cash equity compensation to directors and executives	574	230
	Noncash (income) expense for current expected credit losses (See note 6)	117	4,530
	Amortization of loan closing costs (See note 7)	1,212	1,166
	Depreciation/amortization of non-real estate assets	444	556
	Net loan origination fees received (See note 8)	817	267
	Deferred interest income received (See note 9)	2,917	8,277
	Amortization of lease inducements (See note 10)	448	439
	Earnest money forfeited by prospective asset purchaser	—	2,750
Less:	Cash received in excess of amortization of purchase option termination revenues (See note 11)	250	760
	Non-cash loan interest income (See note 9)	(2,874)	(3,019)
	Cash paid for loan closing costs	(10)	—
	Amortization of acquired real estate intangible liabilities and SLR (See note 12)	(3,315)	(4,653)
	Amortization of deferred revenues (See note 13)	(940)	(940)
	Normally recurring capital expenditures (See note 14)	(3,353)	(1,418)

AFFO attributable to common stockholders and Unitholders		$8,943	$22,696

Common Stock dividends and distributions to Unitholders declared:
	Common Stock dividends	$8,991	$12,491
	Distributions to Unitholders (See note 2)	96	203
	Total	$9,087	$12,694

Common Stock dividends and Unitholder distributions per share		$0.1750	$0.2625

FFO per weighted average basic share of Common Stock and Unit outstanding		$0.16	$(3.42)
Core FFO per weighted average basic share of Common Stock and Unit outstanding		$0.25	$0.29
AFFO per weighted average basic share of Common Stock and Unit outstanding		$0.18	$0.47

Weighted average shares of Common Stock and Units outstanding:
	Basic:
	Common Stock	50,033	47,129
	Class A Units	610	827
	Common Stock and Class A Units	50,643	47,956

	Diluted Common Stock and Class A Units (See note 15)	50,971	47,957

Actual shares of Common Stock outstanding, including 809 and 7 unvested shares
of restricted Common Stock at March 31, 2021 and 2020, respectively.		50,904	47,585
Actual Class A Units outstanding at March 31, 2021 and 2020, respectively.		548	775
	Total	51,452	48,360

(A) Our Core FFO result for the three-month period ended March 31, 2020 has been amended to reflect the movement of the adjustment for expense for current expected credit losses from an adjustment for Core FFO to an adjustment for AFFO.
See Notes to Reconciliation of FFO, Core FFO and AFFO to Net Income (Loss) Attributable to Common Stockholders on page S-4.
FIRST QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 3

Notes to Reconciliations of FFO Attributable to Common Stockholders and Unitholders, Core FFO and AFFO to
Net Loss Attributable to Common Stockholders

1)Rental and other property revenues and property operating expenses for the three months ended March 31, 2021 include activity for the properties acquired since March 31, 2020. Rental and other property revenues and expenses for the three months ended March 31, 2020 include activity for the acquisitions made during that period only from their respective dates of acquisition.

2)Non-controlling interests in our Operating Partnership, consisted of a total of 548,369 Class A Units as of March 31, 2021. Included in this total are 419,228 Class A Units which were granted as partial consideration to the seller in conjunction with the seller's contribution to us on February 29, 2016 of the Wade Green grocery-anchored shopping center. The remaining Class A units were awarded primarily to our key executive officers. The Class A Units are apportioned a percentage of our financial results as non-controlling interests. The weighted average ownership percentage of these holders of Class A Units was calculated to be 1.20% and 1.72% for the three-month periods ended March 31, 2021 and 2020, respectively.

3)     We paid loan coordination fees to Preferred Apartment Advisors, LLC, (our "Former Manager") to reflect the administrative effort involved in arranging debt financing for acquired properties prior to the Internalization Transaction. The fees were calculated as 0.6% of the amount of any mortgage indebtedness on newly-acquired properties or refinancing and are amortized over the lives of the respective mortgage loans. This non-cash amortization expense is an addition to FFO in the calculation of Core FFO and AFFO. At March 31, 2021, aggregate unamortized loan coordination fees were approximately $11.3 million, which will be amortized over a weighted average remaining loan life of approximately 10.3 years.

4)    This adjustment reflects the add-back of (i) consideration paid to the owners of the Former Manager and NMP Advisors, LLC (our "Former Sub-Manager"), (ii) accretion of the discount on the deferred liability payable to the owners of the Former Manager and (iii) due diligence and pursuit costs incurred by the Company related to the internalization of the functions performed by the Former Manager (the "Internalization Transaction").

5)    This additive adjustment to FFO consists of non-recurring costs for signage, cleaning and supplies necessary to create and maintain work environments necessary to adhere to CDC guidelines during the current COVID-19 pandemic. Since we do not expect to incur similar costs once the COVID-19 pandemic has subsided, we add these costs back to FFO in our calculation of Core FFO.

6)    Effective January 1, 2020, we adopted ASU 2016-03, which requires us to estimate the amount of future credit losses we expect to incur over the lives of our real estate loan investments at the inception of each loan. This loss reserve may be adjusted upward or downward over the lives of our loans and therefore the aggregate net adjustment for each period could be positive (removing the non-cash effect of a net increase in aggregate loss reserves) or negative (removing the non-cash effect of a net decrease in aggregate loss reserves) in these adjustments to FFO in calculating Core FFO. More information on our expected credit loss reserves may be found in note 4 of our consolidated financial statements.

7)    We incur loan closing costs on our existing mortgage loans, which are secured on a property-by-property basis by each of our acquired real estate assets, and also for occasional amendments to our syndicated revolving line of credit with Key Bank National Association, or our Revolving Line of Credit. These loan closing costs are also amortized over the lives of the respective loans and the Revolving Line of Credit, and this non-cash amortization expense is an addition to FFO in the calculation of AFFO. Neither we nor the Operating Partnership have any recourse liability in connection with any of the mortgage loans, nor do we have any cross-collateralization arrangements with respect to the assets securing the mortgage loans, other than security interests in 49% of the equity interests of the subsidiaries owning such assets, granted in connection with our Revolving Line of Credit, which provides for full recourse liability. At March 31, 2021, unamortized loan costs on all the Company's indebtedness were approximately $30.0 million, which will be amortized over a weighted average remaining loan life of approximately 8.9 years.

8)    We receive loan origination fees in conjunction with the origination of certain real estate loan investments. These fees are then recognized as revenue over the lives of the applicable loans as adjustments of yield using the effective interest method. The total fees received are additive adjustments in the calculation of AFFO. Correspondingly, the amortized non-cash income is a deduction in the calculation of AFFO. Over the lives of certain loans, we accrue additional interest amounts that become due to us at the time of repayment of the loan or refinancing of the property, or when the property is sold. This non-cash interest income is subtracted from Core FFO in our calculation of AFFO. The amount of additional accrued interest becomes an additive adjustment to FFO once received from the borrower (see note 10).

9)    This adjustment reflects the receipt during the periods presented of additional interest income (described in note 8 above) which was earned and accrued on various real estate loans prior to those periods and previously deducted in our calculation of AFFO.

10)    This adjustment removes the non-cash amortization of costs incurred to induce tenants to lease space in our office buildings and grocery-anchored shopping centers.

11)    Occasionally we receive fees in exchange for the termination of our purchase options related to certain multifamily communities. These fees are recorded as revenue over the period beginning on the date of termination until the earlier of (i) the maturity of the real estate loan investment and (ii) the sale of the property. The receipt of the cash termination fees are an additive adjustment in our calculation of AFFO and the removal of non-cash revenue from the recognition of the termination fees are a reduction to Core FFO
FIRST QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 4

in our calculation of AFFO; both of these adjustments are presented in a single net number within this line. For periods in which recognized termination fee revenues exceeded the amount of cash received, a negative adjustment is shown to Core FFO in our calculation of AFFO; for periods in which cash received exceeded the amount of recognized termination fee revenues, an additive adjustment is shown to Core FFO in our calculation of AFFO.

12)    This adjustment reflects straight-line rent adjustments and the reversal of the non-cash amortization of below-market and above-market lease intangibles, which were recognized in conjunction with our acquisitions and which are amortized over the estimated average remaining lease terms from the acquisition date for multifamily communities and over the remaining lease terms for grocery-anchored shopping center assets and office buildings. At March 31, 2021, the balance of unamortized below-market lease intangibles was approximately $49.9 million, which will be recognized over a weighted average remaining lease period of approximately 8.6 years.

13)    This adjustment removes the non-cash amortization of deferred revenue recorded by us in conjunction with Company-owned lessee-funded tenant improvements in our office buildings.

14)    We deduct from Core FFO normally recurring capital expenditures that are necessary to maintain our assets’ revenue streams in the calculation of AFFO. This adjustment also deducts from Core FFO capitalized amounts for third party costs during the period to originate or renew leases in our grocery-anchored shopping centers and office buildings. This adjustment includes approximately $18,000 of recurring capitalized expenditures incurred at our corporate offices during the three months ended March 31, 2021. No adjustment is made in the calculation of AFFO for nonrecurring capital expenditures. See Capital Expenditures, Grocery-Anchored Shopping Center Portfolio, and Office Building Portfolio sections for definitions of these terms.

15)    Since our AFFO results are positive for the periods reflected, we are presenting recalculated diluted weighted average shares of Common Stock and Class A Units for these periods for purposes of this table, which includes the dilutive effect of common stock equivalents from grants of the Class B Units, warrants included in units of Series A Preferred Stock issued, as well as annual grants of restricted Common Stock and restricted stock units. The weighted average shares of Common Stock outstanding presented on the Consolidated Statements of Operations are the same for basic and diluted for any period for which we recorded a net loss available to common stockholders.

See Definitions of Non-GAAP Measures beginning on page S-17.

FIRST QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 5

Preferred Apartment Communities, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except per-share par values)	March 31, 2021	December 31, 2020
Assets
Real estate
Land	$605,282	$605,282
Building and improvements	3,039,783	3,034,727
Tenant improvements	186,843	184,288
Furniture, fixtures, and equipment	308,222	306,725
Construction in progress	11,649	12,269
Gross real estate	4,151,779	4,143,291
Less: accumulated depreciation	(546,634)	(509,547)
Net real estate	3,605,145	3,633,744
Real estate loan investments, net	280,938	279,895
Total real estate and real estate loan investments, net	3,886,083	3,913,639

Cash and cash equivalents	32,322	28,657
Restricted cash	45,052	47,059
Notes receivable	1,784	1,863
Note receivable and revolving line of credit due from related party	9,011	9,011
Accrued interest receivable on real estate loans	22,241	22,528
Acquired intangible assets, net of amortization	118,388	127,138
Tenant lease inducements, net	17,803	18,206
Investment in unconsolidated joint venture	6,463	6,657
Tenant receivables and other assets	95,821	106,321

Total assets	$4,234,968	$4,281,079

Liabilities and equity
Liabilities
Mortgage notes payable, net of deferred loan costs and mark-to-market adjustment	$2,587,660	$2,594,464
Revolving line of credit	40,000	22,000
Unearned purchase option termination fees	473	723
Deferred revenue	35,070	36,010
Accounts payable and accrued expenses	37,237	41,912
Deferred liability to Former Manager	23,512	23,335
Contingent liability due to Former Manager	14,755	14,814
Accrued interest payable	7,997	7,877
Dividends and partnership distributions payable	20,410	20,137
Acquired below market lease intangibles, net of amortization	49,879	51,934
Prepaid rent, security deposits and other liabilities	31,122	29,425
Total liabilities	2,848,115	2,842,631

Commitments and contingencies
Equity
Stockholders' equity
Series A Redeemable Preferred Stock, $0.01 par value per share; 3,050 shares authorized; 2,226 shares
issued; 1,694 and 1,735 shares outstanding at March 31, 2021 and December 31, 2020, respectively	17	17
Series A1 Redeemable Preferred Stock, $0.01 par value per share; up to 1,000 shares authorized;
184 and 149 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	1	1
Series M Redeemable Preferred Stock, $0.01 par value per share; 500 shares authorized; 106 shares
issued; 87 and 89 shares outstanding at March 31, 2021 and December 31, 2020, respectively	1	1
Series M1 Redeemable Preferred Stock, $0.01 par value per share; up to 1,000 shares authorized; 22 and 19
shares issued; 21 and 19 shares outstanding at March 31, 2021 and December 31, 2020, respectively	—	—
Common Stock, $0.01 par value per share; 400,067 shares authorized; 50,095 and 49,994 shares issued
and outstanding at March 31, 2021 and December 31, 2020, respectively	501	500
Additional paid-in capital	1,582,193	1,631,646
Accumulated (deficit) earnings	(195,093)	(192,446)
Total stockholders' equity	1,387,620	1,439,719
Non-controlling interest	(767)	(1,271)
Total equity	1,386,853	1,438,448

Total liabilities and equity	$4,234,968	$4,281,079

FIRST QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 6

Preferred Apartment Communities, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Three months ended March 31,
(In thousands)	2021	2020
Operating activities:
Net loss	$(2,709)	$(179,523)
Reconciliation of net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	45,827	49,509
Amortization of above and below market leases	(1,399)	(1,705)
Amortization of deferred revenues and other non-cash revenues	(1,195)	(1,269)
Amortization of purchase option termination fees	(1,229)	(4,040)
Amortization of equity compensation, lease incentives and other non-cash expenses	1,229	849
Deferred loan cost amortization	1,609	1,781
Non-cash accrued interest income on real estate loan investments	(2,822)	(3,296)
Receipt of accrued interest income on real estate loan investments	3,109	8,865
Gains on sale of real estate and land condemnation, net	(798)	(479)
Loss from unconsolidated joint venture	194	—
Cash received for purchase option terminations	1,479	4,800
Increase in allowance for expected credit losses	522	5,133
Changes in operating assets and liabilities:
Decrease (increase) in tenant receivables and other assets	4,788	(10,775)
(Increase) in tenant lease incentives	(22)	—
(Decrease) increase in accounts payable and accrued expenses	(2,787)	24,190
Increase in deferred liability to Former Manager	—	22,851
Increase in contingent liability	—	15,000
Increase (decrease) in accrued interest, prepaid rents and other liabilities	2,589	(1,282)
Net cash provided by (used in) operating activities	48,385	(69,391)

Investing activities:
Investments in real estate loans	(19,657)	(11,631)
Repayments of real estate loans	17,925	53,896
Notes receivable issued	(64)	(249)
Notes receivable repaid	143	10,041
Notes receivable issued to and draws on line of credit by related parties	—	(9,624)
Repayments of notes receivable and lines of credit by related parties	—	4,546
Origination fees received on real estate loan investments	817	267
Acquisition of properties	—	(125,107)
Disposition of properties, net	4,798	—
Proceeds from land condemnation	—	738
Capital improvements to real estate assets	(10,263)	(12,817)
Deposits paid on acquisitions	(289)	(915)
Net cash used in investing activities	(6,590)	(90,855)

(Continued on next page)

FIRST QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 7

Preferred Apartment Communities, Inc.
Consolidated Statements of Cash Flows - continued
(Unaudited)

	Three months ended March 31,
(In thousands)	2021	2020

Financing activities:
Proceeds from mortgage notes payable	2,152	81,413
Repayments of mortgage notes payable	(10,340)	(42,252)
Payments for deposits and other mortgage loan costs	(285)	(1,694)
Proceeds from lines of credit	105,000	284,000
Payments on lines of credit	(87,000)	(92,500)
Repayment of Term Loan	—	(70,000)
Proceeds from sales of preferred stock and Units, net of offering costs and redemptions	34,109	89,398
Proceeds from exercises of Warrants	—	44
Payments for redemptions of preferred stock	(40,018)	(9,890)
Common Stock dividends paid	(8,829)	(12,156)
Preferred stock dividends and Class A Unit distributions paid	(33,840)	(32,732)
Payments for deferred offering costs	(1,030)	(7,042)
Distributions to non-controlling interests	(56)	—
Contributions from non-controlling interests	—	197
Net cash (used in) provided by financing activities	(40,137)	186,786

Net increase in cash, cash equivalents and restricted cash	1,658	26,540
Cash, cash equivalents and restricted cash, beginning of year	75,716	137,253
Cash, cash equivalents and restricted cash, end of period	$77,374	$163,793

FIRST QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 8

Real Estate Loan Investments

The following tables present details pertaining to our portfolio of fixed rate, interest-only real estate loan investments.

Project/Property	Location	Maturity date	Optional extension date	Total loan commitments	Carrying amount (1) as of		Current / deferred interest % per annum
					March 31, 2021	December 31, 2020

Residential properties:				(in thousands)
Berryessa	San Jose, CA	2/13/2022	2/13/2023	$137,616	$129,260	$126,237	8.5 / 3
The Anson	Nashville, TN	11/24/2021	11/24/2023	6,240	6,240	6,240	8.5 / 4.5
The Anson Capital	Nashville, TN	11/24/2021	11/24/2023	5,659	4,943	4,839	8.5 / 4.5
V & Three	Charlotte, NC	8/15/2021	8/15/2022	10,336	10,335	10,335	8.5 / 5
V & Three Capital	Charlotte, NC	8/18/2021	8/18/2022	7,338	7,315	7,162	8.5 / 5
Cameron Square	Alexandria, VA	10/11/2021	10/11/2023	21,340	21,298	20,874	8.5 / 3
Cameron Square Capital	Alexandria, VA	10/11/2021	10/11/2023	8,850	8,850	8,850	8.5 / 3
Southpoint	Fredericksburg, VA	2/28/2022	2/28/2024	7,348	7,348	7,348	8.5 / 4
Southpoint Capital	Fredericksburg, VA	2/28/2022	2/28/2024	4,962	4,725	4,626	8.5 / 4
Vintage Destin	Destin, FL	3/24/2022	3/24/2024	10,763	9,944	9,736	8.5 / 4
Hidden River II	Tampa, FL	10/11/2022	10/11/2024	4,462	4,462	4,462	8.5 / 3.5
Hidden River II Capital	Tampa, FL	10/11/2022	10/11/2024	2,763	2,514	2,461	8.5 / 3.5
Kennesaw Crossing	Atlanta, GA	9/1/2023	9/1/2024	14,810	13,304	13,025	8.5 / 5.5
Vintage Horizon West	Orlando, FL	10/11/2022	10/11/2024	10,900	9,212	9,019	8.5 / 5.5
Chestnut Farms	Charlotte, NC	2/28/2025	N/A	13,372	11,921	11,671	8.5 / 5.5
Vintage Jones Franklin	Raleigh, NC	11/14/2023	5/14/2025	10,000	8,426	7,904	8.5 / 5.5
Solis Cumming Town
Center	Atlanta, GA	9/3/2024	9/3/2026	20,681	8,393	5,584	8.5 / 5.5
Hudson at Metro West	Orlando, FL	9/1/2024	3/1/2026	16,791	3,504	—	8.5 / 4.5
Oxford Club Drive	Atlanta, GA	3/30/2022	N/A	7,744	7,744	—	13
Newbergh	Atlanta, GA	N/A	N/A	N/A	—	11,749	(2)
Newbergh Capital	Atlanta, GA	N/A	N/A	N/A	—	6,176	(2)

Office property:
8West	Atlanta, GA	11/29/2022	11/29/2024	19,193	12,150	11,858	8.5 / 5

				$341,168	291,888	290,156
Unamortized loan origination fees					(1,766)	(1,194)
Allowances for expected credit losses and doubtful accounts					(9,184)	(9,067)

Carrying amount					$280,938	$279,895

(1) Carrying amounts presented per loan are amounts drawn.
(2) On March 12, 2021, we received approximately $23.7 million in full satisfaction of the principal and all interest due on the loans.

FIRST QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 9

We hold options or rights of first offer, but not obligations, to purchase some of the properties which are partially financed by our real estate loan investments. Certain option purchase prices may be negotiated at the time of the loan closing and are to be calculated based upon market cap rates at the time of exercise of the purchase option, with discounts up to 15 basis points (if any), depending on the loan. As of March 31, 2021, potential property acquisitions and units from projects in our real estate loan investment portfolio consisted of:

		Total units upon	Purchase option window
Project/Property	Location	completion (1)	Begin	End

Multifamily communities:
V & Three	Charlotte, NC	338	S + 90 days (2)	S + 150 days (2)
The Anson	Nashville, TN	301	S + 90 days (2)	S + 150 days (2)
Southpoint	Fredericksburg, VA	240	S + 90 days (2)	S + 150 days (2)
Vintage Destin	Destin, FL	282	(3)	(3)
Hidden River II	Tampa, FL	204	S + 90 days (2)	S + 150 days (2)
Cameron Square	Alexandria, VA	302	(4)	(4)
Kennesaw Crossing	Atlanta, GA	250	(4)	(4)
Vintage Horizon West	Orlando, FL	340	(3)	(3)
Solis Chestnut Farm	Charlotte, NC	256	(4)	(4)
Vintage Jones Franklin	Raleigh, NC	277	(3)	(3)
Solis Cumming Town Center	Atlanta, GA	320	(4)	(4)
Hudson at Metro West	Orlando, FL	320	S + 90 days (2)	S + 150 days (2)
Club Drive	Atlanta, GA	352	(5)	(5)

Office property:
8West	Atlanta, GA	—	(6)	(6)

		3,782

(1) We evaluate each project individually and we make no assurance that we will acquire any of the underlying properties from our real estate loan investment portfolio.
(2) The option period window begins and ends at the number of days indicated beyond the achievement of a 93% physical occupancy rate by the underlying property.
(3) The option period window begins on the later of one year following receipt of final certificate of occupancy or 90 days beyond the achievement of a 93% physical occupancy rate by the underlying property and ends 60 days beyond the option period beginning date.

(4) We hold a right of first offer on the property.
(5) The underlying loan is a land acquisition bridge loan that is anticipated to be converted to a real estate loan investment in the future with a purchase option or right of first offer.
(6) The real estate loan investment supporting the 8West office building and seven of our office properties are under contract to be sold pursuant to a purchase and sale agreement to Highwoods Properties, an unrelated party, as of April 16, 2021.

FIRST QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 10

Mortgage Indebtedness

    The following table and chart summarizes the future maturities of our mortgage notes payable:

(in thousands)	Total

Maturity dates occurring in:

2021	$93,360
2022	72,728
2023	116,473
2024	289,868
2025	57,922
2026	255,389
2027	280,200
2028	338,848
2029	321,689
2030	359,141
Thereafter	446,898

Totals	$2,632,516

Principal amount of debt maturing (in thousands)
$500,000
$400,000
$300,000
$200,000
$100,000
$—
2021
2022
2023
2024
2025
2026
2027
2028
2029
2030
thereafter

FIRST QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 11

Multifamily Communities

As of March 31, 2021, our multifamily community portfolio consisted of the following properties:

				Three months ended March 31, 2021
Property	Location	Number of units	Average unit size (sq. ft.)	Average physical occupancy	Average rent per unit

Same-Store Communities:
Aldridge at Town Village	Atlanta, GA	300	969	96.3%	$1,431
Green Park	Atlanta, GA	310	985	97.8%	$1,509
Overton Rise	Atlanta, GA	294	1,018	95.9%	$1,586
Summit Crossing I	Atlanta, GA	345	1,034	97.1%	$1,260
Summit Crossing II	Atlanta, GA	140	1,100	96.7%	$1,367
The Reserve at Summit Crossing	Atlanta, GA	172	1,002	95.9%	$1,347
Avenues at Cypress	Houston, TX	240	1,170	95.7%	$1,462
Avenues at Northpointe	Houston, TX	280	1,167	95.7%	$1,393
Stone Creek	Houston, TX	246	852	94.6%	$1,185
Vineyards	Houston, TX	369	1,122	96.4%	$1,196
Aster at Lely Resort	Naples, FL	308	1,071	97.0%	$1,448
Sorrel	Jacksonville, FL	290	1,048	95.3%	$1,329
Lux at Sorrel	Jacksonville, FL	265	1,025	94.3%	$1,399
525 Avalon Park	Orlando, FL	487	1,394	94.7%	$1,512
Citi Lakes	Orlando, FL	346	984	94.3%	$1,456
Village at Baldwin Park	Orlando, FL	528	1,069	94.9%	$1,667
Luxe at Lakewood Ranch	Sarasota, FL	280	1,105	96.3%	$1,486
Venue at Lakewood Ranch	Sarasota, FL	237	1,001	96.2%	$1,541
Crosstown Walk	Tampa, FL	342	1,070	95.2%	$1,355
Overlook at Crosstown Walk	Tampa, FL	180	986	95.6%	$1,431
Citrus Village	Tampa, FL	296	980	96.2%	$1,370
Five Oaks at Westchase	Tampa, FL	218	983	97.6%	$1,492
Lodge at Hidden River	Tampa, FL	300	980	96.0%	$1,407
Lenox Village	Nashville, TN	273	906	96.9%	$1,295
Regent at Lenox	Nashville, TN	18	1,072	96.3%	$1,380
Retreat at Lenox	Nashville, TN	183	773	95.8%	$1,253
CityPark View	Charlotte, NC	284	948	95.7%	$1,159
CityPark View South	Charlotte, NC	200	1,005	95.0%	$1,277
Colony at Centerpointe	Richmond, VA	255	1,149	96.3%	$1,412
Founders Village	Williamsburg, VA	247	1,070	97.2%	$1,419
Retreat at Greystone	Birmingham, AL	312	1,100	95.7%	$1,398
Vestavia Reserve	Birmingham, AL	272	1,113	95.7%	$1,557
Adara Overland Park	Kansas City, KS	260	1,116	95.8%	$1,349
Claiborne Crossing	Louisville, KY	242	1,204	96.7%	$1,364
City Vista	Pittsburgh, PA	272	1,023	93.4%	$1,455

Total/Average Same-Store Communities		9,591		95.8%

Stabilized Communities:
Artisan at Viera	Melbourne, FL	259	1,070	94.1%	$1,664
The Menlo	Jacksonville, FL	332	966	—	$1,502
The Blake	Orlando, FL	281	908	93.5%	$1,467
Parkside at the Beach	Panama City Beach, FL	288	1,041	96.6%	$1,397
Horizon at Wiregrass	Tampa, FL	392	973	96.7%	$1,515

Total/Average Stabilized Communities		1,552		95.8%

Total multifamily community units		11,143

    For the three-month period ended March 31, 2021, our average same-store multifamily communities' physical occupancy was 95.8%. We calculate average same-store physical occupancy for quarterly periods as the average of the number of occupied units on the 20th day of each of the trailing three months from the reporting period end date and that have been owned for at least 15 full months as of the end of the first quarter of each year. We exclude the operating results of properties
FIRST QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 12

for which construction of adjacent phases has commenced, properties which are undergoing significant capital projects, have sustained significant casualty losses, or are being marketed for sale as of the end of the reporting period. We believe "Same Property" information is useful as it allows both management and investors to gauge our management effectiveness via comparisons of financial and operational results between interim and annual periods for those subsets of multifamily communities owned for current and prior comparative periods.

    For the three-month period ended March 31, 2021, our average stabilized physical occupancy was 95.8%. We calculate average stabilized physical occupancy for quarterly periods as the average number of occupied units on the 20th day of each of the trailing three months from the reporting period end date. All of our multifamily communities were stabilized for the three-month period ended March 31, 2021 except The Menlo.

    For the three-month period ended March 31, 2021, our average economic occupancy was 95.5%. We define average economic occupancy as market rent reduced by vacancy losses, expressed as a percentage. All of our multifamily properties are included in these calculations except for properties which are not yet stabilized (which we define as properties having first achieved 93% physical occupancy for three full months in a quarter), properties which are owned for less than the entire reporting period and properties which are undergoing significant capital projects, have sustained significant casualty losses or are adding additional phases. We also exclude properties which are currently being marketed for sale, of which we had none at March 31, 2021. Average economic occupancy is useful both to management and investors as a gauge of our effectiveness in realizing the full revenue generating potential of our multifamily communities given market rents and occupancy rates.

Capital Expenditures

    We regularly incur capital expenditures related to our owned multifamily communities. Capital expenditures may be nonrecurring and discretionary, as part of a strategic plan intended to increase a property’s value and corresponding revenue-generating ability, or may be normally recurring and necessary to maintain the income streams and present value of a property. Certain capital expenditures may be budgeted and reserved for upon acquiring a property as initial expenditures necessary to bring a property up to our standards or to add features or amenities that we believe make the property a compelling value to prospective residents in its individual market. These budgeted nonrecurring capital expenditures in connection with an acquisition are funded from the capital source(s) for the acquisition and are not dependent upon subsequent property operating cash flows for funding. Since the onset of the COVID-19 pandemic, all nonrecurring and discretionary capital expenditures have been reviewed individually and approved on an as-needed basis. Certain recurring safety-related operational capital expenditures have continued without interruption as they remain necessary for the continued normal operation of our properties.

For the three-month period ended March 31, 2021, our capital expenditures for multifamily communities consisted of:

	Capital Expenditures - Multifamily Communities
	Recurring		Non-recurring		Total
(in thousands, except per-unit figures)	Amount	Per Unit	Amount	Per Unit	Amount	Per Unit
Appliances	$173	$15.55	$—	$—	$173	$15.55
Carpets	471	42.26	—	—	471	42.26
Wood / vinyl flooring	84	7.49	96	8.63	180	16.12
Mini blinds and ceiling fans	44	3.92	—	—	44	3.92
Fire safety	—	—	142	12.72	142	12.72
HVAC	111	10.00	—	—	111	10.00
Computers, equipment, misc.	10	0.89	78	6.97	88	7.86
Elevators	—	—	10	0.90	10	0.90
Exterior painting and lighting	—	—	1,247	111.94	1,247	111.94
Leasing office and other common amenities	19	1.70	270	24.18	289	25.88
Major structural projects	—	—	626	56.17	626	56.17
Cabinets, countertops and unit upgrades	—	—	103	9.27	103	9.27
Landscaping and fencing	—	—	119	10.68	119	10.68
Parking lots and sidewalks	—	—	131	11.80	131	11.80
Signage and sanitation	—	—	25	2.20	25	2.20
Totals	$912	$81.81	$2,847	$255.46	$3,759	$337.27

FIRST QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 13

Grocery-Anchored Shopping Center Portfolio

As of March 31, 2021, our grocery-anchored shopping center portfolio consisted of the following properties:

Property name	Location	Year built	GLA (1)		Percent leased	Grocery anchor tenant

Castleberry-Southard	Atlanta, GA	2006	80,018		100.0%	Publix
Cherokee Plaza	Atlanta, GA	1958	102,864		100.0%	Kroger
Governors Towne Square	Atlanta, GA	2004	68,658		95.9%	Publix
Lakeland Plaza	Atlanta, GA	1990	301,711		95.8%	Sprouts
Powder Springs	Atlanta, GA	1999	77,853		96.7%	Publix
Rockbridge Village	Atlanta, GA	2005	102,432		84.4%	Kroger
Roswell Wieuca Shopping Center	Atlanta, GA	2007	74,370		97.8%	The Fresh Market
Royal Lakes Marketplace	Atlanta, GA	2008	119,493		92.2%	Kroger
Sandy Plains Exchange	Atlanta, GA	1997	72,784		100.0%	Publix
Summit Point	Atlanta, GA	2004	111,970		82.2%	Publix
Thompson Bridge Commons	Atlanta, GA	2001	92,587		96.2%	Kroger
Wade Green Village	Atlanta, GA	1993	74,978		94.5%	Publix
Woodmont Village	Atlanta, GA	2002	85,639		96.3%	Kroger
Woodstock Crossing	Atlanta, GA	1994	66,122		100.0%	Kroger
East Gate Shopping Center	Augusta, GA	1995	75,716		90.4%	Publix
Fury's Ferry	Augusta, GA	1996	70,458		98.0%	Publix
Parkway Centre	Columbus, GA	1999	53,088		97.7%	Publix
Greensboro Village	Nashville, TN	2005	70,203		98.3%	Publix
Spring Hill Plaza	Nashville, TN	2005	66,693		100.0%	Publix
Parkway Town Centre	Nashville, TN	2005	65,587		98.2%	Publix
The Market at Salem Cove	Nashville, TN	2010	62,356		97.8%	Publix
The Market at Victory Village	Nashville, TN	2007	71,300		100.0%	Publix
The Overlook at Hamilton Place	Chattanooga, TN	1992	213,095		100.0%	The Fresh Market
Shoppes of Parkland	Miami-Ft. Lauderdale, FL	2000	145,720		100.0%	BJ's Wholesale Club
Crossroads Market	Naples, FL	1993	126,895		98.4%	Publix
Neapolitan Way (2)	Naples, FL	1985	137,580		91.5%	Publix
Berry Town Center	Orlando, FL	2003	99,441		85.4%	Publix
Deltona Landings	Orlando, FL	1999	59,966		98.4%	Publix
University Palms	Orlando, FL	1993	99,172		98.9%	Publix
Disston Plaza	Tampa-St. Petersburg, FL	1954	129,150		97.5%	Publix
Barclay Crossing	Tampa, FL	1998	54,958		100.0%	Publix
Polo Grounds Mall	West Palm Beach, FL	1966	130,285		97.3%	Publix
Kingwood Glen	Houston, TX	1998	103,397		97.1%	Kroger
Independence Square	Dallas, TX	1977	140,218		86.6%	Tom Thumb
Midway Market	Dallas, TX	2002	85,599		90.3%	Kroger
Oak Park Village	San Antonio, TX	1970	64,855		100.0%	H.E.B.
Irmo Station	Columbia, SC	1980	99,384		90.8%	Kroger
Rosewood Shopping Center	Columbia, SC	2002	36,887		93.5%	Publix
Anderson Central	Greenville Spartanburg, SC	1999	223,211		94.2%	Walmart
Fairview Market	Greenville Spartanburg, SC	1998	46,303		94.0%	Aldi
Brawley Commons	Charlotte, NC	1997	122,028		100.0%	Publix
West Town Market	Charlotte, NC	2004	67,883		100.0%	Harris Teeter
Heritage Station	Raleigh, NC	2004	72,946		100.0%	Harris Teeter
Maynard Crossing	Raleigh, NC	1996	122,781		93.9%	Harris Teeter
Wakefield Crossing	Raleigh, NC	2001	75,927		98.2%	Food Lion
Southgate Village	Birmingham, AL	1988	75,092		96.8%	Publix
Hollymead Town Center	Charlottesville, VA	2005	158,807		88.4%	Harris Teeter
Free State Shopping Center	Washington, DC	1970	264,152		97.3%	Giant

			4,922,612		95.5%
Redevelopment properties:
Champions Village	Houston, TX	1973	383,346		68.3%	Randalls
Sweetgrass Corner	Charleston, SC	1999	89,124		29.1%	(3)
Conway Plaza	Orlando, FL	1966	117,705		76.3%	Publix
Hanover Center (4)	Wilmington, NC	1954	305,346		81.1%	Harris Teeter
Gayton Crossing	Richmond, VA	1983	158,316	(5)	74.0%	Kroger
Fairfield Shopping Center (4)	Virginia Beach, VA	1985	231,829		83.6%	Food Lion

			1,285,666		72.8%
Grand total/weighted average			6,208,278		90.8%

(1) Gross leasable area, or GLA, represents the total amount of property square footage that can be leased to tenants.
FIRST QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 14

(2) Investment in an unconsolidated joint venture that is not prorated for our ownership percentage.
(3) Bi-Lo (the former anchor tenant) had extended their term through April 30, 2019 and had no further right or option to extend their lease.
(4) Property is owned through a consolidated joint venture.
(5) The GLA figure shown excludes the GLA of the Kroger store, which is owned by others.

    As of March 31, 2021, our grocery-anchored shopping center portfolio was 90.8% leased (95.5% excluding redevelopment properties). We define percent leased as the percentage of gross leasable area that is leased as of the period end date, including non-cancelable lease agreements that have been signed which have not yet commenced. This metric is used by management to gauge the extent to which our grocery-anchored shopping centers are delivering their total potential rental and other revenues.

    Details regarding lease expirations (assuming no exercises of tenant renewal options) within our grocery-anchored shopping center portfolio as of March 31, 2021 were:

	Totals
	Number of leases	Leased GLA		Percent of leased GLA

Month to month	11	17,872		0.2%
2021	109	301,830		5.4%
2022	182	628,480		11.2%
2023	145	639,007		11.3%
2024	133	1,190,224		21.1%
2025	126	994,588		17.7%
2026	78	477,586		8.5%
2027	31	200,704		3.6%
2028	28	357,227		6.3%
2029	25	151,566		2.7%
2030	16	114,687		2.0%
2031 +	25	562,433		10.0%

Total	909	5,636,204	5636204	100.0%

    The Company's grocery-anchored shopping center portfolio contained the following anchor tenants as of March 31, 2021:

Tenant	GLA	Percent of total GLA
Publix	1,179,030	19.0%
Kroger	581,593	9.4%
Harris Teeter	273,273	4.4%
Wal-Mart	183,211	3.0%
BJ's Wholesale Club	108,532	1.7%
Food Lion	76,523	1.2%
Giant	73,149	1.2%
Randall's	61,604	1.0%
H.E.B	54,844	0.9%
Tom Thumb	43,600	0.7%
The Fresh Market	43,321	0.7%
Sprouts	29,855	0.5%
Aldi	23,622	0.4%

Total	2,732,157	44.1%

    The Company's Quarterly Report on Form 10-Q for the period ended March 31, 2021 will present income statements of New Market Properties, LLC within the Results of Operations section of Management's Discussion and Analysis of Financial Condition and Results of Operations.

FIRST QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 15

    Second-generation capital expenditures within our grocery-anchored shopping center portfolio by property for the first quarter 2021 totaled approximately $2.1 million. Second-generation capital expenditures exclude those expenditures made in our grocery-anchored shopping center and office building portfolios (i) to lease space to "first generation" tenants (i.e. leasing capital for existing vacancies and known move-outs at the time of acquisition), (ii) to bring recently acquired properties up to our ownership standards, and (iii) for property redevelopments and repositioning.

Office Building Portfolio

    As of March 31, 2021, our office building portfolio consisted of the following properties:

Property Name	Location	GLA	Percent leased
Three Ravinia	Atlanta, GA	814,000	79%
150 Fayetteville	Raleigh, NC	560,000	89%
Capitol Towers	Charlotte, NC	479,000	98%
CAPTRUST Tower	Raleigh, NC	300,000	97%
Morrocroft Centre	Charlotte, NC	291,000	98%
Westridge at La Cantera	San Antonio, TX	258,000	100%
Armour Yards	Atlanta, GA	187,000	93%
Brookwood Center	Birmingham, AL	169,000	100%
Galleria 75	Atlanta, GA	111,000	82%

Total/Average		3,169,000	91%

The Company's office building portfolio includes the following significant tenants:

	Rentable square footage	Percent of Annual Base Rent	Annual Base Rent (in thousands)
InterContinental Hotels Group	493,000	13.9%	$11,828
Albemarle	162,000	6.9%	5,870
CapFinancial	105,000	4.4%	3,767
USAA	129,000	3.8%	3,276
Vericast	129,000	3.6%	3,027

Total	1,018,000	32.6%	$27,768

    The Company defines Annual Base Rent as the current monthly base rent annualized under the respective leases.

    The Company's leased square footage of its office building portfolio expires according to the following schedule:

		Percent of
Year of lease expiration	Rented square	rented
	feet	square feet
2021	63,000	2.2%
2022	131,000	4.6%
2023	124,000	4.4%
2024	279,000	9.8%
2025	270,000	9.5%
2026	270,000	9.5%
2027	328,000	11.5%
2028	249,000	8.8%
2029	57,000	2.0%
2030	178,000	6.2%
2031 +	896,000	31.5%

Total	2,845,000	100.0%
    The Company recognized second-generation capital expenditures within its office building portfolio of approximately $360,000 during the first quarter 2021.
FIRST QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 16

Definitions of Non-GAAP Measures

    We disclose FFO, Core FFO, AFFO and NOI, each of which meet the definition of a “non-GAAP financial measure”, as set forth in Item 10(e) of Regulation S-K promulgated by the SEC. As a result we are required to include in this filing a statement of why the Company believes that presentation of these measures provides useful information to investors. The non-GAAP measures of FFO, Core FFO, AFFO and NOI should be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, and we believe that to understand our performance further FFO, Core FFO, AFFO and NOI should be compared with our reported net income or net loss and considered in addition to cash flows in accordance with GAAP, as presented in our consolidated financial statements. FFO, Core FFO and AFFO are not considered measures of liquidity and are not alternatives to measures calculated under GAAP.

Funds From Operations Attributable to Common Stockholders and Unitholders (“FFO”)

    FFO is one of the most commonly utilized Non-GAAP measures currently in practice. In its 2002 “White Paper on Funds From Operations,” which was restated in 2018, the National Association of Real Estate Investment Trusts, or NAREIT, standardized the definition of how Net income/loss should be adjusted to arrive at FFO, in the interests of uniformity and comparability. We have adopted the NAREIT definition for computing FFO as a meaningful supplemental gauge of our operating results, and as is most often presented by other REIT industry participants.

    The NAREIT definition of FFO (and the one reported by the Company) is:

Net income/loss, excluding:
◦depreciation and amortization related to real estate;
◦gains and losses from the sale of certain real estate assets;
◦gains and losses from change in control and
◦impairment writedowns of certain real estate assets and investments in entities where the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

    Not all companies necessarily utilize the standardized NAREIT definition of FFO, so caution should be taken in comparing the Company’s reported FFO results to those of other companies. The Company’s FFO results are comparable to the FFO results of other companies that follow the NAREIT definition of FFO and report these figures on that basis. FFO is a non-GAAP measure that is reconciled to its most comparable GAAP measure, net income/loss available to common stockholders.

Core Funds From Operations Attributable to Common Stockholders and Unitholders (“Core FFO”)

    The Company makes adjustments to FFO to remove costs incurred and revenues recorded that are singular in nature and outside the normal operations of the Company and portray its primary operational results. The Company calculates Core FFO as:

FFO, plus:
• acquisition and pursuit (dead deal) costs;
• loan cost amortization on acquisition term notes and loan coordination fees;
• losses on debt extinguishments or refinancing costs;
• internalization costs;
• expenses incurred on calls of preferred stock;
• deemed dividends for redemptions of and non-cash dividends on preferred stock;
• expenses related to the COVID-19 global pandemic; and

Less:
• earnest money forfeitures by prospective asset purchasers.

Core FFO figures reported by us may not be comparable to Core FFO figures reported by other companies. We utilize Core FFO as a supplemental measure of the operating performance of our portfolio of real estate assets. We believe Core FFO is useful to investors as a supplemental gauge of our operating performance and may be useful in comparing our operating performance with other real estate companies. Since our calculation of Core FFO removes costs incurred and revenues recorded that are often singular in nature and outside the normal operations of the Company, we believe it improves comparability to
FIRST QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 17

investors in assessing our core operating results across periods. Core FFO is a non-GAAP measure that is reconciled to its most comparable GAAP measure, net income/loss available to common stockholders.

Adjusted Funds From Operations Attributable to Common Stockholders and Unitholders (“AFFO”)

    AFFO makes further adjustments to Core FFO results in order to arrive at a more refined measure of operating and financial performance. There is no industry standard definition of AFFO and practice is divergent across the industry. The Company calculates AFFO as:

Core FFO, plus:
• non-cash equity compensation to directors and executives;
• non-cash (income) expense for current expected credit losses;
• amortization of loan closing costs;
• weather-related property operating losses;
• depreciation and amortization of non-real estate assets;
• net loan origination fees received;
• deferred interest income received;
• amortization of lease inducements;
• cash received in excess of (exceeded by) amortization of purchase option termination revenues;
• non-cash dividends on Series M Preferred Stock and mShares; and
• earnest money forfeiture from prospective asset purchaser;

Less:
• non-cash loan interest income;
• cash paid for loan closing costs;
• amortization of acquired real estate intangible liabilities;
• amortization of straight-line rent adjustments and deferred revenues; and
• normally-recurring capital expenditures and capitalized second generation leasing costs.

    AFFO figures reported by us may not be comparable to those AFFO figures reported by other companies. We utilize AFFO as another measure of the operating performance of our portfolio of real estate assets. We believe AFFO is useful to investors as a supplemental gauge of our operating performance and may be useful in comparing our operating performance with other real estate companies. Since our calculation of AFFO removes other significant non-cash charges and revenues and other costs which are not representative of our ongoing business operations, we believe it improves comparability to investors in assessing our core operating results across periods. AFFO is a non-GAAP measure that is reconciled to its most comparable GAAP measure, net income/loss available to common stockholders. FFO, Core FFO and AFFO are not considered measures of liquidity and are not alternatives to measures calculated under GAAP.

Same-Store Net Operating Income (“NOI”)

    We use same-store net operating income as an operational metric for our same-store multifamily communities, enabling comparisons of those properties’ operating results between the current reporting period and the prior year comparative period. We define our population of same-store multifamily communities as those that are stabilized and that have been owned for at least 15 full months as of the end of the first quarter of each year, and exclude the operating results of properties for which construction of adjacent phases has commenced, and properties which are undergoing significant capital projects, have sustained significant casualty losses, or are being marketed for sale as of the end of the reporting period. We define net operating income as rental and other property revenues, less total property and maintenance expenses, property management fees, real estate taxes, general and administrative expenses, and property insurance. We believe that net operating income is an important supplemental measure of operating performance for REITs because it provides measures of core operations, rather than factoring in depreciation and amortization, financing costs, acquisition costs, and other corporate expenses. Net operating income is a widely utilized measure of comparative operating performance in the REIT industry, but is not a substitute for the most comparable GAAP-compliant measure, net income/loss.

FIRST QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 18

About Preferred Apartment Communities, Inc.

    Preferred Apartment Communities, Inc. (NYSE: APTS) is a real estate investment trust engaged primarily in the ownership and operation of Class A multifamily properties, with select investments in grocery-anchored shopping centers and Class A office buildings. Preferred Apartment Communities’ investment objective is to generate attractive, stable returns for stockholders by investing in income-producing properties and acquiring or originating real estate loans. As of March 31, 2021, the Company owned or was invested in 117 properties in 13 states, predominantly in the Southeast region of the United States.

FIRST QUARTER 2021 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 19